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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement Nos. 333-92259 and 333-57890 on Form S-8 of our reports dated March 14, 2005, relating to the consolidated financial statements of DUSA Pharmaceuticals, Inc. and to management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of DUSA Pharmaceuticals, Inc. for the year ended December 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 28, 2005

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  Exhibit 23.1